   As filed with the Securities and Exchange Commission on November 22, 1999.

                                                 Registration No. 333-_________

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 ______________


                                    FORM S-3
                             REGISTRATION STATEMENT
                                      under
                           THE SECURITIES ACT OF 1933
                                 ______________

                          DURAMED PHARMACEUTICALS, INC.
             (Exact name of registrant as specified in its charter)


                   DELAWARE                                   11-2590026
(State or other jurisdiction of incorporation              (IRS Employer
   or organization)                                      Identification No.)


                              7155 EAST KEMPER ROAD
                             CINCINNATI, OHIO 45249
                                 (513) 731-9900
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                               __________________

                               E. THOMAS ARINGTON
                          DURAMED PHARMACEUTICALS, INC.
                              7155 EAST KEMPER ROAD
                             CINCINNATI, OHIO 45249
                                 (513) 731-9900
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                    COPY TO:

                             PATRICIA O. LOWRY, ESQ.
                        TAFT, STETTINIUS & HOLLISTER LLP
                               1800 FIRSTAR TOWER
                                425 WALNUT STREET
                             CINCINNATI, OHIO 45202
                               __________________


         Approximate date of commencement of proposed sale to public: From time to time after this Registration Statement becomes effective.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                                 ______________

                                                  CALCULATION OF REGISTRATION FEE

================================================================================================================================
Title of                  Amount to be              Proposed                  Proposed                  Amount of
securities to be          registered                maximum                   maximum                   registration fee
registered                                          offering price            aggregate
                                                    per unit (1)              offering price(1)
--------------------------------------------------------------------------------------------------------------------------------
Common Stock,             3,000,000 shares          $8.50                     $25,500,000               $7,089
$.01 par value
per share
================================================================================================================================

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) and based on the average of the high and low prices of the Common Stock as reported on the Nasdaq National Market on November 17, 1999.


         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

PROSPECTUS



                                3,000,000 SHARES

                          DURAMED PHARMACEUTICALS, INC.

                                  COMMON STOCK


         This prospectus covers 3,000,000 shares of the common stock of Duramed Pharmaceuticals, Inc.

         Duramed's common stock is listed on the Nasdaq National Market under the symbol "DRMD." On November __, 1999, the closing price of the common stock was $_______ per share.


         All of the shares of common stock offered by this prospectus are being sold for the account of the entity named under the caption "Selling Shareholder." The selling shareholder has advised Duramed that these shares may be sold from time to time on The Nasdaq Stock Market, in the over-the-counter market or in negotiated transactions, in each case at prices satisfactory to the seller. See "Plan of Distribution." Duramed will receive no proceeds from the sale of the shares.

         Duramed is a Delaware corporation. Its principal executive offices are located at 7155 East Kemper Road, Cincinnati, Ohio 45249 and its telephone number is (513) 731-9900.


                                 ______________

             NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY
                   STATE SECURITIES COMMISSION HAS APPROVED OR
               DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE
                    ADEQUACY OR ACCURACY OF THIS PROSPECTUS.
                ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
                                    OFFENSE.

                                 ______________

               The date of this prospectus is ____________, 1999.

                                TABLE OF CONTENTS


The Company....................................................................3
Selling Shareholder............................................................3
Plan of Distribution...........................................................3
Legal Matters..................................................................5
Experts........................................................................5
Where You Can Find More Information............................................5

                                   THE COMPANY

         Duramed Pharmaceuticals, Inc. currently develops, manufactures and markets a line of prescription drug products in tablet, capsule and liquid forms to customers throughout the United States. Products sold by Duramed include those of its own manufacture and those which it markets under arrangements with other drug manufacturers. Duramed sells its products to drug store chains, drug wholesalers, private label distributors, health maintenance organizations, hospitals, nursing homes, retiree organizations, mail order distributors, other drug manufacturers, mass merchandisers and governmental agencies.


                               SELLING SHAREHOLDER

         The selling shareholder identified below provided the following information to Duramed concerning its beneficial ownership of Duramed common stock as of the date of this prospectus.

                                                                                                                Shares of
                                                                                 Shares of                    Common Stock
                                                Shares of Common               Common Stock                    to Be Owned
Name of Selling                                Stock Beneficially                  to Be                   After Completion of
  Shareholder                                         Owned                       Offered                     This Offering
-----------------------------               -----------------------        ------------------           -------------------------
Solvay Pharmaceuticals, Inc.                        3,000,000                    3,000,000                        ----

         Of the 3,000,000 shares listed above, 1,666,666 shares were purchased by the selling shareholder in partial exercise of an option granted to the selling shareholder on October 6, 1999. The selling shareholder has agreed to purchase the remaining 1,333,334 shares subject to certain conditions, which are not within its control, including satisfactory completion of all applicable regulatory requirements, one of which is Hart-Scott-Rodino antitrust review. After the selling shareholder purchases the remaining shares, Duramed will create an additional position on its Board of Directors, to be filled by a nominee designated by the selling shareholder.

          Also on October 6, 1999 Duramed and the selling shareholder entered into an alliance to jointly promote three pharmaceutical products, one of Duramed's and two of the selling shareholder's. Otherwise, the selling shareholder does not have, and in the past has not had, any material relationship with Duramed or any of its affiliates.



                              PLAN OF DISTRIBUTION

          Duramed is registering the shares of common stock offered by this prospectus on behalf of the selling shareholder named above. As used in this section, however, "Selling Shareholder" also includes donees and pledgees selling shares received after the date of this prospectus from the selling shareholder. All costs, expenses and fees in connection with the registration of the shares of Duramed common stock offered by this prospectus are being borne by Duramed.

Brokerage commissions and similar selling expenses, if any, attributable to the sale of these shares will be borne by the Selling Shareholder. Sales of shares may be effected by the Selling Shareholder from time to time in one or more transactions on The Nasdaq Stock Market, in the over-the-counter market, in negotiated transactions, through put or call options transactions relating to the shares, through short sales of shares or by a combination of these methods of sale, at market price prevailing at the time of sale or at negotiated prices. The Selling Shareholder has advised Duramed that it has not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of its shares, nor is any underwriter or coordinating broker acting in connection with the proposed sale of shares by the Selling Shareholder.

          The Selling Shareholder may sell its shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. Broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Shareholder and/or the purchasers of shares for whom the broker-dealers act as agents or to whom they sell as principal or both. As to a particular broker-dealer, this compensation might be in excess of customary commissions.

          The Selling Shareholder and any broker-dealers that act in connection with the sale of the shares of Duramed common stock offered by this prospectus may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933. Any commissions received by these broker-dealers and any profit on the resale of the shares sold by them while acting as principals may be deemed to be underwriting discounts or commissions under the Securities Act. Duramed has agreed to indemnify the Selling Shareholder against certain liabilities, including liabilities arising under the Securities Act. The Selling Shareholder may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of its shares against certain liabilities, including liabilities arising under the Securities Act.

          Because the Selling Shareholder may be deemed to be an "underwriter," it will be subject to the prospectus delivery requirements of the Securities Act. Duramed has informed the Selling Shareholder that the anti-manipulative provisions of Regulation M promulgated under the Securities Exchange Act of 1934 may apply to its sales in the market.

          If Duramed is notified by the Selling Shareholder that a material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act. This supplement will disclose:

          - the names of the Selling Shareholder and the participating broker-dealer(s);
          -     the number of shares involved;
          -     the price at which the shares were sold;
          - the commissions paid or discounts or concessions allowed, where applicable;
          - that the broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and
          -     other facts material to the transaction.

In addition, if Duramed is notified by the Selling Shareholder that a donee or pledgee intends to sell more than 500 shares, a supplement to this prospectus will be filed.


                                  LEGAL MATTERS

          Taft, Stettinius & Hollister LLP, Cincinnati, Ohio, has passed on the validity of the shares of Duramed common stock offered by this prospectus. Timothy E. Hoberg, a partner of Taft, Stettinius & Hollister LLP, is Assistant Secretary of Duramed. Attorneys in that firm participating in matters relating to Duramed beneficially own approximately 18,700 shares of Duramed's common stock.


                                     EXPERTS

          The consolidated financial statements and schedule of Duramed Pharmaceuticals, Inc. appearing in Duramed's Annual Report, as amended (Form 10-K/A) for the year ended December 31, 1998 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report included therein and incorporated in this prospectus by reference. The consolidated financial statements and schedule are incorporated in this prospectus by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.


                       WHERE YOU CAN FIND MORE INFORMATION

          Duramed files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. These SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You also may read and copy any document filed by Duramed with the SEC at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800- SEC-0330 for further information on the public reference rooms.

          Duramed has filed a Registration Statement on Form S-3 with the SEC covering the shares of common stock offered by this prospectus. This prospectus does not contain all of the information set forth in the Registration Statement. The full Registration Statement is on the SEC's web site and is available at the SEC's public reference rooms.

          You should rely only on the information provided in this prospectus. No one is authorized to provide you with different information. The shares of common stock are not being offered in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this document.

          The SEC allows Duramed to "incorporate by reference" information into this prospectus, which means that Duramed can disclose important information about itself to you by referring you to another document filed separately with the SEC. The information about Duramed that is incorporated by reference is considered part of this prospectus, except for any information superseded by information contained directly in this prospectus or in later filed documents incorporated by reference in this prospectus.

         This prospectus incorporates by reference the documents listed below that Duramed has previously filed with the SEC.

DURAMED PHARMACEUTICALS, INC. SEC FILINGS
(FILE NO. 000-15242)                                             PERIOD/AS OF DATE
-----------------------------------------           ----------------------------------------

Annual Report on Form 10-K/A                        Year ended December 31, 1998

Quarterly Reports on Form 10-Q                      Quarters ended March 31, June 30 and
                                                    September 30, 1999



Current Reports on Form 8-K                         March 26, 1999 (filed March 26, 1999),
                                                    April 13, 1999 (filed April 13, 1999),
                                                    October 6, 1999 (filed October 21, 1999),
                                                    October 22, 1999 (filed November 2, 1999)

Descriptions of Duramed's common stock              December 11, 1996, January 11, 1989 and
and preferred stock purchase rights in              September 1, 1998
Registration Statements on Form 8-A and
8-A/A



         Duramed also incorporates by reference all additional documents that it files with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 between the date of this prospectus and the termination of the offering made by this prospectus.

         You can obtain any of the documents incorporated by reference through Duramed, the SEC or the SEC's Internet web site as described above. Duramed will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, a copy of any or all of the information incorporated by reference in this prospectus but not delivered with this prospectus. Exhibits are not available unless Duramed has specifically incorporated an exhibit by reference.

         You should direct any requests for delivery of such information to Timothy J. Holt, Senior Vice President, Duramed Pharmaceuticals, Inc., 7155 East Kemper Road, Cincinnati, Ohio 45249, telephone (513) 731-9900.

                                     PART II


                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth the estimated expenses to be incurred in connection with the issuance and distribution of the securities being registered hereby:

         SEC registration fee................................         $ 7,089
         Nasdaq National Market listing fee..................          17,500
         Accounting fees and expenses........................           2,500
         Legal fees and expenses.............................           4,000
         Printing expenses...................................             250
         Miscellaneous.......................................             750
                                                                      -------

                   TOTAL.....................................         $32,089
                                                                      =======


         All of the above expenses other than the SEC registration fee and the Nasdaq listing fee are estimates. Duramed has agreed to pay all of these expenses.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 145 of the General Corporation Law of the State of Delaware allows indemnification by the Registrant to any person made or threatened to be made a party to any proceedings, other than a proceeding by or in the right of the Registrant, by reason of the fact that such person is or was a director, officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant in a similar capacity with another corporation or other entity, against expenses, including judgments and fines, if that person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to criminal actions, in which that person has no reasonable cause to believe that such person's conduct was unlawful. Similar provisions apply to actions brought by or in the right of the Registrant, except that no indemnification shall be made in such cases when the person shall have been adjudged to be liable to the Registrant unless determined otherwise by the court in which the action was brought. Indemnifications are to be made by a majority vote of directors who are not parties to the action or the written opinion of independent counsel or by the stockholders or by the court. Section 145 also authorizes the Registrant to purchase insurance against such liabilities.

         The Registrant's Certificate of Incorporation provides that the Registrant shall provide indemnification to the fullest extent permitted by
Section 145 of the General Corporation Law of the State of Delaware.

ITEM 16.  EXHIBITS.

         The exhibits listed on the Index to Exhibits on page II-6, following the signature page, are filed as part of this Registration Statement.


ITEM 17.  UNDERTAKINGS.

         *(a)  The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

         (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

         (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

         (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

         Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         *(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         *(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.



_____________

*    Paragraph references correspond to those of Item 512 of Regulation S-K.

                                   SIGNATURES

         PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN CINCINNATI, OHIO, AS OF THE 22ND DAY OF NOVEMBER, 1999.

                                            DURAMED PHARMACEUTICALS, INC.


                                            BY: /s/ E. Thomas Arington
                                               ---------------------------------
                                               E. Thomas Arington
                                               Chairman of the Board, President
                                               and Chief Executive Officer


         PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED AS OF THE 22ND DAY OF NOVEMBER, 1999.

SIGNATURE                           TITLE
---------                           -----

/s/ E. Thomas Arington              Chairman of the Board, President and
-------------------------           Chief Executive Officer
E. Thomas Arington                  (principal executive officer)

/s/ Timothy J. Holt                 Senior Vice President, Finance and
------------------------            Administration and Treasurer
Timothy J. Holt                     (principal financial and accounting officer)

/s/ Jeffrey T. Arington*            Director
------------------------
Jeffrey T. Arington


/s/ George W. Baughman*             Director
------------------------
George W. Baughman


/s/ Richard R. Frankovic*           Director
------------------------
Richard R. Frankovic


------------------------            Director
Peter R. Seaver

-------------------------------     Director
S. Sundararaman

*Pursuant to Power of Attorney



/s/ Timothy J. Holt
-------------------------------
Timothy J. Holt
Attorney-in-Fact

                                INDEX TO EXHIBITS



Exhibit No.                          Description
-----------                          -----------

    4.1 Certificate of Designation, Preferences and Rights of Series A Preferred Stock (a)

    4.2            Rights Agreement between Duramed Pharmaceuticals, Inc.
                   and The Provident Bank as Rights Agent dated as of August 17, 1988 (b)

    4.3            Amendment dated as of August 12, 1998 to Rights
                   Agreement (c)

    4.4 Certificate of Designation, Preferences and Rights of Series F Preferred Stock (d)

    5              Opinion of Counsel

    23.1           Consent of Independent Auditors

    23.2           Consent of Counsel (included in Exhibit 5)

    24             Power of Attorney

---------------------------------

(a) Filed as an exhibit to Duramed's Annual Report on Form 10-K for the year ended December 31, 1988 and incorporated herein by reference.

(b) Filed as an exhibit to Duramed's Current Report on Form 8-K, Date of Report August 28, 1988, and incorporated herein by reference.

(c) Filed as an exhibit to Duramed's Quarterly Report on Form 10-Q/A for the quarter ended June 30, 1998 and incorporated herein by reference.

(d) Filed as an exhibit to Duramed's Annual Report on Form 10-K for the year ended December 31, 1997 and incorporated herein by reference.